FOR IMMEDIATE RELEASE	CONTACT: Sandra L. Brooks
INCOMM International Inc.
Tel: (904) 636-5085

Innova Holdings Completes Convertible Debenture Financing

FORT MYERS, Fla. - (July 25, 2006) - Innova Holdings, Inc. (OTC BB: IVHG), a robotics technology firm providing software and hardware systems to the service, personal, and industrial robot markets, announced today that Innova Holdings, Inc. (the "Company") consummated a Securities Purchase Agreement (the "Purchase Agreement") dated July 21, 2006 with Cornell Capital Partners L.P. ("Cornell") providing for the sale by the Company to Cornell of its 10% secured convertible debentures in the aggregate principal amount of $2,825,000 (the "Debentures") of which $1,250,000 was advanced immediately.

The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.04. Cornell has agreed not to short any of the shares of Common Stock.

Under the Purchase Agreement, the Company also issued to Cornell five-year warrants to purchase 10,000,000 and 15,000,000 shares of Common Stock at a price equal to $0.05 and $0.10, respectively, together with three-year warrants to purchase 23,000,000, 20,000,000 and 25,000,000 shares of Common Stock at a price equal to $0.025, $0.065 and $0.075, respectively.

The funds will be used to fuel the growth of the Company, in particular the sales and marketing of the new URC3 robotic controller for Robotic Workspace Technologies, Inc and the sales and marketing initiatives for the Mesa product line of unmanned robotic vehicles into the homeland security, first responders and military markets. Additionally, funds may be used for future growth through acquisitions and continued product development.

“We looked at our capital requirement and decided it was a better value proposition to the Company and its stockholders to raise the money at a fixed price rather than relying on selling our stock into the market,” states Walter K. Weisel, Chairman and CEO of Innova Holdings. “We are fortunate to have built a strong relationship with Cornell based on the progress of the Company and Cornell is willing to make this additional investment based on our opportunities and projections. We believe that our strong partnership with Cornell will provide the funding necessary to fuel our growth, and in particular support sales and marketing. We represent the Mesa Robotics product line for which we have exclusive worldwide rights through the Innova Robotics subsidiary. We are booking orders and ramping up marketing for the URC3 product within the Robotic Workspace Technologies Inc. (RWT) subsidiary, and we are planning the expansion of the CoroWare subsidiary which supports the application of mobile robotics and offers web based services and other software business solutions.”

David Ratzker, Vice President for Cornell said, “We are very excited about expanding our relationship with Innova Holdings in its very exciting market sectors, and to provide the funding to help the Company implement its strategic actions.”

17105 San Carlos Blvd., A6-151 · Fort Myers Beach, FL 33931
Phone (239) 466-0488 · Fax (239) 466-7270
www.InnovaHoldings.com

About Innova Holdings Inc.
Fort Myers, Fla.-based Innova Holdings Inc. (BB: IVHG), through its subsidiaries, provides hardware and software systems-based solutions to the military, service, personal and industrial robots markets. The robotics and automation technology company is chartered to continue expanding its growing suite of technologies through acquisitions and growth. Its founder, Chairman and CEO Walter K. Weisel, is recognized as a pioneer and leader in the robotics industry. The company’s wholly owned subsidiaries are Robotic Workspace Technologies Inc. (RWT), Innova Robotics Inc., and CoroWare. To learn more, visit us online at www.InnovaHoldings.com.

Investor Relations
Investors can visit Innova Holdings' Investor Relations Hub at www.agoracom.com/IR/Innova to post questions and receive answers, or simply review questions and answers by other investors. They may also request to be added to the investor e-mail list.

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Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

FOR MORE INFORMATION:
Sandra L. Brooks
INCOMM International Inc.
7825 Baymeadows Way, Suite 101-A
Jacksonville, FL 32256
Tel: (904) 636-5085
Email: slbrooks@incomminternational.com
URL: www.incomminternational.com

17105 San Carlos Blvd., A6-151 · Fort Myers Beach, FL 33931
Phone (239) 466-0488 · Fax (239) 466-7270
www.InnovaHoldings.com